RBC Royal Bank

**COPY FOR CLIENT**

Royal Bank of Canada
New West Tri Cities, Ridge Meadows
Business Banking Centre
600 – 6th Avenue, 2nd Floor
New Westminster, B.C.
V3M 6Z2

S. (Shayne) Olsen
Account Manager
Business Markets
Tel: (604) 665-5145
Fax (604) 525-7851
Internet: shayne.olsen@rbc.com

April 9, 2003

Private and Confidential

AMS Homecare Canada Inc.
1498 Cliveden Avenue
Delta, B.C. V3M 6L9

**Attention: Rani Gill**

Dear Sir:

We are pleased to offer the credit facilities described below (the "**Credit Facilities**"), subject to the following terms and conditions.

**DEFINITIONS AND SCHEDULES**

The attached schedules are incorporated into this agreement by reference. Schedule "A" contains definitions of capitalized terms used and not otherwise defined in this agreement. Unless otherwise provided all dollar amounts are in Canadian currency and accounting terms are to be interpreted in accordance with GAAP.

**BORROWER**
**AMS Homecare Canada Inc.** (the "**Borrower**")

**LENDER**
Royal Bank of Canada (the "**Bank**")

**CREDIT FACILITIES**

Facility ( ): $1,000,000.00 revolving term facility by way of:

(a) RBP based loans ("**RBP Loans**");

(b) RBUSBR based loans in US currency ("**RBUSBR Loans**");

(c) Letters of Credit in Canadian currency and US currency or other approved currency ("**LCs**");

(d) Letters of Guarantee in Canadian currency and US currency or other approved currency ("**LGs**");

Each use of the Credit Facilities is a "**Borrowing**" and all such usages outstanding at any time are "**Borrowings**". Schedule "B" contains notice provisions applicable to Borrowings that must be complied with. Schedule "C" contains terms and conditions applicable to Borrowings made otherwise than by way of RBP Loans or RBUSBR Loans which must be complied with.

**TERMS OF OTHER FACILITIES**

The Credit Facilities are in addition to the following:

(a) Corporate VISA to a maximum amount of $10,000, which is governed by this agreement and separate agreements between the Borrower and the Bank;

In the event of conflict between this agreement and any separate agreement delivered in connection with any such other facilities, the terms of such separate agreement shall govern.

**PURPOSE**

Facility (1)
Finance general operating requirements.

**AVAILABILITY**

Facility (1)
The Borrower may borrow, convert, repay and reborrow up to the amount of this revolving facility, provided:

(a) the aggregate Borrowings outstanding under this facility(including, without limitation, all LCs and LGs) must not exceed at any time the aggregate of the following, less Potential Prior-Ranking Claims (the "**Borrowing Limit**"):

(i) 75% of Good Accounts Receivable;

(ii) 50% of the lesser of cost or net realizable value of Unencumbered Inventory; and

(iii) 100% of Guarantee Investment Certificate held as collateral security;

(b) An Event of Default shall not have occurred and be continuing at the time of any Borrowing.

**REPAYMENT**

Facility (1)
Borrowings under this facility are expected to revolve with operating requirements.

Term Revolving
Borrowings under this facility shall be repayable on September 1, 2003

**INTEREST RATES AND FEES**

| | |
|---|---|
| Facility (1) | |
| RBP Loans: | RBP plus 1.000% per annum. |
| RBUSBR Loans: | RBUSBR plus 1.000% per annum. |
| LCs: | fee to be quoted by the Bank at the time of issue of each LC. |
| LGs: | fee to be quoted by the Bank at the time of issue of each LG, subject to a minimum fee of $100 in the currency of issue (where in Canadian currency or US currency). |

Arrangement Fee
An arrangement fee of $5,000.00 is payable by the Borrower upon acceptance of this agreement. This fee is non-refundable and is deemed to be earned by the Bank upon acceptance of this agreement, to compensate for time, effort and expense incurred by the Bank in approving these facilities.

Revolvement Fee
An administration fee of $225.00 per month, for revolving RBP Loans and RBUSBR Loans under Facility (1) is payable monthly in arrears on such date as the Bank may determine.

**CALCULATION AND PAYMENT OF INTEREST AND FEES**

RBP Loans and RBUSBR Loans
The Borrower shall pay interest on each RBP Loan and RBUSBR Loan, monthly in arrears, on the 20th day of each month. Such interest will be calculated monthly and will accrue daily on the basis of the actual number of days elapsed and a year of 365 days. Interest on RBUSBR Loans shall be paid in US currency.

LC Fees
The Borrower shall pay an LC fee on the date of any payment made by the Bank pursuant to a drawing under any LC calculated on the amount drawn, based upon the number of days the LC was outstanding and a year of 365 days. If the total amount available under any LC has not been drawn prior to the expiry of such LC, the Borrower shall pay an LC fee calculated on the undrawn portion of such LC on the expiry date thereof, based upon the number of days the LC was outstanding and a year of 365 days.

LG Fees
The Borrower shall pay an LG fee on the date of issuance of any LG calculated on the face amount of the LG issued and based on the number of days in the term thereof and a year of 365 days.

Limit on Interest
The Borrower shall not be obligated to pay any interest, fees or costs under or in connection with this agreement in excess of what is permitted by law.

Overdue Payments
Any amount that is not paid when due hereunder shall, unless interest is otherwise payable in respect thereof in accordance with the terms of this agreement or the instrument or contract governing same, bear interest until paid at the rate of RBP plus 5% per annum or, in the case of an amount in US currency, RBUSBR plus 5% per annum.

Equivalent Yearly Rates
The annual rates of interest or fees to which the rates calculated in accordance with this agreement are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year in which such calculation is made and divided by 365.

Time and Place of Payment
Amounts payable by the Borrower hereunder shall be paid at the Branch of Account in the applicable currency. Amounts due on a day other than a Business Day shall be deemed to be due on the Business Day next following such day. Interest and fees payable under this agreement are payable both before and after any or all of default, maturity date, demand and judgement.

**EXCHANGE RATE FLUCTUATIONS**

If, for any reason, the amount of Borrowings outstanding under any facility, when converted to the Equivalent Amount in Canadian currency, exceeds the amount available under such facility, the Borrower shall immediately repay such excess or shall secure such excess to the satisfaction of the Bank.

**EVIDENCE OF INDEBTEDNESS**

The Bank shall open and maintain at the Branch of Account accounts and records evidencing the Borrowings made available to the Borrower by the Bank under this agreement. The Bank shall record the principal amount of each Borrowing, the payment of principal and interest and all other amounts becoming due to the Bank under this agreement.

The Bank's accounts and records constitute, in the absence of manifest error, conclusive evidence of the indebtedness of the Borrower to the Bank pursuant to this agreement.

The Borrower authorizes and directs the Bank to automatically debit, by mechanical, electronic or manual means, any bank account of the Borrower for all amounts payable by the Borrower to the Bank pursuant to this agreement.

**GENERAL ACCOUNT**

The Borrower shall establish a current account with the Bank (the "General Account") for the conduct of the Borrower's day to day banking business. If the balance in the General Account:

(a) is a credit, the Bank may apply, at any time in its discretion, the amount of such credit or part thereof, rounded to the nearest $5,000.00, as a repayment of Borrowings outstanding by way of RBP Loans under Facility (1), or

(b) is a debit, the Bank may, subject to availability, make available a Borrowing by way of an RBP Loan under Facility (1) in an amount, rounded to the nearest $5,000.00, as is required to place the General Account at not less than a zero balance.

(c) The Borrower agrees to maintain an average monthly minimum credit balance in the revolvement account in the amount of $3,000.00.

**CONDITIONS PRECEDENT**

The availability of any Borrowing is conditional upon the receipt of:

(a) a duly executed copy of this agreement;

(b) the security provided for herein, in form and substance satisfactory to the Bank, registered as required to perfect and maintain the security created thereby and such certificates, authorizations, resolutions and legal opinions as the Bank may reasonably require; and

(c) such financial and other information or documents relating to the Borrower or Guarantor as the Bank may reasonably require.

**SECURITY**

Security for the Borrowings and all other obligations of the Borrower to the Bank shall include:

(a) General security agreement on the Bank's form 924 signed by the Borrower constituting a first ranking security interest in all personal property of the Borrower.

(b) Deed of Movable Hypothec on Bank's Form 895 in an amount not less than $1,000,000.00 registered in Quebec

(c) Security under Section 427 of the Bank Act over the Borrower's inventory.

(d) Cash Collateral Agreement on Bank's Form 610 covering Guaranteed Investment Certificate signed by the Borrower.

(e) Guarantee and postponement of claim on the Bank's form 812 in the amount of $1,000,000.00 signed by Harj Gill.

(f) Guarantee and postponement of claim on the Bank's form 812 in the amount of $1,000,000.00 signed by Ram Gill

(g) Guarantee and postponement of claim on the Bank's form 812 in the amount of $1,000,000.00 signed by Ambassador Holdings Inc.

(h) Guarantee and postponement of claim on the Bank's form 812 in the amount of $1,000,000.00 signed by 393231 B.C. Ltd.

(i) Guarantee and postponement of claim on the Bank's form 812 in the amount of $1,000,000.00 signed by AMS Homecare Inc.

**REPRESENTATIONS AND WARRANTIES**

The Borrower represents and warrants to the Bank that:

(a) it is a corporation duly incorporated, validly existing and duly registered or qualified to carry on business in the Province of British Columbia.

(b) the execution, delivery and performance by it of this agreement have been duly authorized by all necessary actions and do not violate its constating documents or any Applicable Laws or agreements to which it is subject or by which it is bound;

(c) no event has occurred which constitutes, or which, with notice, lapse of time, or both, would constitute, an Event of

Default.

(d) its most recent consolidated financial statements provided to the Bank fairly present its financial position as of the date thereof and its results of operations and cash flows for the fiscal period covered thereby, and since the date of such financial statements, there has occurred no material adverse change in its business or financial condition;

(e) There is no claim, action, prosecution or other proceeding of any kind pending or threatened against it or any of its assets or properties before any court or administrative agency which relates to any non-compliance with any Environmental Law or any Release from its lands of a Contaminant into the natural environment or which, if adversely determined, might have a material adverse effect upon its financial condition or operations or its ability to perform its obligations under this agreement or any of the Bank's security, and there are no circumstances of which it is aware which might give rise to any such proceeding which it has not fully disclosed to the Bank;

(f) It has good and marketable title to all of its properties and assets, free and clear of any encumbrances, other than as may be provided for herein;

(g) It is in compliance in all material respects with all Applicable Laws including, without limitation, all Environmental Laws;

(h) It possesses all licenses, patents, trade marks, service marks and copyrights, free from material restrictions, that are necessary for the ownership, maintenance and operation of its assets and businesses and it is not in violation of any rights of others with respect to any of the foregoing;

(i) It has filed all material tax returns which were required to be filed by it, paid or made provision for payment of all taxes and Potential Prior-Ranking Claims (including interest and penalties) which are due and payable, and provided adequate reserves for payment of any tax, the payment of which is being contested;

**REPORTING COVENANTS**

Each of the Borrower and Guarantor covenants and agrees with the Bank, while this agreement is in effect, to provide the Bank with:

(a) monthly Borrowing Limit Certificate, substantially in the form of Schedule "D", within 35 days of each month end,

(b) quarterly company prepared consolidated financial statements together with Form 51 within ~~45~~ 60 days of each fiscal quarter end,

(c) quarterly Compliance Certificate, substantially in the form of Schedule "E", within 45 days of each fiscal quarter end, certifying compliance with this agreement including the financial covenants set forth below;

(d) annual audited consolidated and unit financial statements, within 120 days of each fiscal year end,

(e) such other financial and operating statements and reports as and when the Bank may reasonably require.

**GENERAL COVENANTS**

The Borrower covenants and agrees with the Bank, while this agreement is in effect:

(a) to pay all sums of money when due by it under this agreement

(b) to provide the Bank with prompt written notice of any event which constitutes, or which, with notice, lapse of time, or both, would constitute an Event of Default;

(c) ~~to give the Bank 30 days prior written notice of any intended change in the ownership of its shares and not to consent to or institute a change in the ownership of its shares without the prior written consent of the Bank;~~

(d) to keep its assets fully insured against such perils and in such manner as would be customarily insured by companies carrying on a similar business or owning similar assets;

(e) to file all material tax returns which are to be filed by it from time to time, to pay or make provision for payment of

all taxes (including interest and penalties) and Potential Prior-Ranking Claims when due, and to provide adequate reserves for the payment of any tax, the payment of which is being contested;

(f) to comply in all material respects with all Applicable Laws including, without limitation, all Environmental Laws;

(g) not to, without the prior written consent of the Bank, grant, create, assume or suffer to exist any mortgage, charge, lien, pledge, security interest or other encumbrance affecting any of its properties, assets or other rights;

(h) not to, without the prior written consent of the Bank, sell, transfer, convey, lease or otherwise dispose of any of its properties or assets other than in the ordinary course of business and on commercially reasonable terms;

(i) not to, without the prior written consent of the Bank, guarantee or otherwise provide for, on a direct, indirect or contingent basis, the payment of any monies or performance of any obligations by any other Person, except as may be provided for herein;

(j) not to, without the prior written consent of the Bank, merge, amalgamate, or otherwise enter into any other form of business combination with any other Person;

(k) to provide the Bank with prompt written notice of any non-compliance by the Borrower with any Environmental Laws or any Release from the land of the Borrower of a Contaminant into the natural environment and to indemnify and save harmless the Bank from all liability of loss as a result of an Environmental Activity or any non-compliance with any Environmental Law;

(l) to permit the Bank or its representatives, from time to time, to visit and inspect the Borrower's premises, properties and assets and examine and obtain copies of the Borrower's records or other information and discuss the Borrower's affairs with the auditors, counsel and other professional advisors of the Borrower.

**FINANCIAL COVENANTS**

The Borrower covenants and agrees with the Bank, while any availability exists or any Borrowings remain outstanding under any Credit Facility, which is a term facility:

(a) to maintain on a consolidated basis, to be measured as at the end of each fiscal quarter and annually:

i. ratio of Total Liabilities to Tangible Net worth of not greater than 2:1

**EVENTS OF DEFAULT**

Without limiting any other rights of the Bank under this agreement, if any one or more of the following events herein an "Event of Default" has occurred and is continuing:

(a) the Borrower fails to pay when due any principal, interest fees or other amounts due under this agreement;

(b) the Borrower or Guarantor breaches any provision of this agreement or any security or other agreement with the Bank or any subsidiary or affiliate of the Bank;

(c) the Borrower or Guarantor defaults in the payment of any indebtedness to any Person other than the Bank, or in the performance or observance of any agreement in respect of any such indebtedness where, as a result of such default, the maturity of such indebtedness is or may be accelerated;

(d) any representation or warranty made or deemed to have been made herein or in any certificate or security provided for herein shall be false or inaccurate in any materially adverse respect;

(e) there is, in the opinion of the Bank, a material adverse change in the financial condition, operation or ownership of the Borrower or Guarantor;

(f) the Borrower or Guarantor is unable to pay its debts as such debts become due, or is, or is adjudged or declared to be, or admits to being, bankrupt or insolvent

(g) any notice of intention is filed or any voluntary or involuntary case or proceeding is filed or commenced for (i) the

bankruptcy, liquidation, winding-up, dissolution or suspension of general operations of the Borrower or Guarantor, or (ii) the composition, re-scheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts of the Borrower or Guarantor, or (iii) the appointment of a trustee, receiver, receiver and manager, liquidator, administrator, custodian or other official for, all or any significant part of the assets of the Borrower or Guarantor, or (iv) the possession, foreclosure or retention, or sale or other disposition of, or other proceedings to enforce security over, all or any significant part of the assets of the Borrower or Guarantor;

(h) any secured creditor, encumbrancer or lienor, or any trustee, receiver, receiver and manager, agent, bailiff or other similar official appointed by or acting for any secured creditor, encumbrancer or lienor, takes possession of, or forecloses or retains, or sells or otherwise disposes of, or otherwise proceeds to enforce security over all or any significant part of the assets of the Borrower [or Guarantor] or gives notice of its intention to do any of the foregoing,

then, in such event, the ability of the Borrower to make further Borrowings under any Credit Facility which is a term facility under this agreement shall immediately terminate and the Bank may, by written notice to the Borrower, declare the Borrowings outstanding under any such Credit Facility to be immediately due and payable. Upon receipt of such written notice, the Borrower shall immediately pay to the Bank all Borrowings outstanding under any Credit Facility which is a term facility under this agreement and all other obligations of the Borrower to the Bank in connection with any such Credit Facility under this agreement including, without limitation, an amount equal to the aggregate of the face amounts of all BAs, LCs and LGs which are unmatured or unexpired, which amount shall be held by the Bank as security for the Borrower's obligations to the Bank in respect of such instruments or contracts. The Bank may enforce its rights to realize upon its security and retain an amount sufficient to secure the Bank for the Borrower's obligations to the Bank in respect of such contracts or instruments.

## SUCCESSORS AND ASSIGNS

This agreement shall be binding upon and enure to the benefit of the parties and their respective successors and permitted assigns.

The Bank may assign all or part of its rights and obligations under this agreement to any Person. The rights and obligations of the Borrower under this agreement may not be assigned without the prior written consent of the Bank.

The Bank may disclose to potential or actual assignees confidential information regarding the Borrower (including, any such information provided by the Borrower to the Bank) and shall not be liable for any such disclosure.

## GENERAL

Expenses
The Borrower agrees to pay all fees (including legal fees), costs and expenses incurred by the Bank in connection with the preparation, negotiation and documentation of this agreement and the security provided for herein and the operation or enforcement of this agreement and the security provided for herein.

Review
The Bank may conduct periodic reviews of the affairs of the Borrower, as and when determined by the Bank, for the purpose of evaluating the financial condition of the Borrower. The Borrower shall make available to the Bank such financial statements and other information and documentation as the Bank may reasonably require and shall do all things reasonably necessary to facilitate such review by the Bank.

Potential Prior-Ranking Claims
The Borrower hereby grants its consent (such grant to remain in force as long as this agreement is in effect or any Borrowings are outstanding) to any Person having information relating to any Potential Prior-Ranking Claim arising by any law, statute, regulation or otherwise and including, without limitation, claims by or on behalf of government to release such information to the Bank at any time upon its written request for the purpose of assisting the Bank to evaluate the financial condition of the Borrower.

Non-Merger
The provisions of this agreement shall not merge with any security provided to the Bank, but shall continue in full force for the benefit of the parties hereto.

Amendments and Waivers
No amendment or waiver of any provision of this agreement will be effective unless it is in writing signed by the Borrower and the Bank. No failure or delay, on the part of the Bank, in exercising any right or power hereunder or under any security document shall

operate as a waiver thereof. [The Guarantor agrees that the amendment or waiver of any provision of this agreement (other than agreements, covenants or representations expressly made by the Guarantor herein, if any) may be made without and does not require the consent or agreement of, or notice to, the Guarantor.]

Severability
If any provision of this agreement is or becomes prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate or render unenforceable the provision concerned in any other jurisdiction nor invalidate, affect or impair any of the remaining provisions of this agreement.

Life Insurance Options
The Borrower acknowledges that Borrowings are not insured under the Bank's Business Loan Insurance Program.

Judgement Currency
If for the purpose of obtaining judgement in any court in any jurisdiction with respect to this agreement, it is necessary to convert into the currency of such jurisdiction (the "Judgement Currency") any amount due hereunder in any currency other than the Judgement Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgement is given. For this purpose "rate of exchange" means the rate at which the Bank would, on the relevant date, be prepared to sell a similar amount of such currency in the Toronto foreign exchange market, against the Judgement Currency, in accordance with normal banking procedures.

In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which judgement is given and the date of payment of the amount due, the Borrower will, on the date of payment, pay such additional amounts as may be necessary to ensure that the amount paid on such date is the amount in the Judgement Currency which, when converted at the rate of exchange prevailing on the date of payment, is the amount then due under this agreement in such other currency together with interest at RBP and expenses (including legal fees on a solicitor and client basis). Any additional amount due from the Borrower under this section will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this agreement.

Governing Law
This agreement shall be construed in accordance with and governed by the laws of the Province of British Columbia and of Canada applicable therein.

Whole Agreement
This agreement, the security and any other written agreement delivered pursuant to or referred to in this agreement constitute the whole and entire agreement between the parties in respect of the Credit Facilities. There are no verbal agreements, undertakings or representations in connection with the Credit Facilities.

Joint and Several
Where more than one Person is liable as Borrower or Guarantor for any obligation under this agreement, then the liability of each such Person for such obligation is joint and several with each other such Person.

Time
Time shall be of the essence in all provisions of this agreement.

Acceptance
This offer is open for acceptance until May 9, 2003, after which date it will be null and void, unless extended in writing by the Bank.

Please confirm your acceptance of this agreement by signing the attached copy of this letter in the space provided below and returning it to the undersigned.

Yours truly,

S. (Shayne) Olsen
Account Manager

We acknowledge and accept the foregoing terms and conditions as of April 9, 2003.

**AMS HOMECARE CANADA INC.**

By:____________________
Name: RANI GILL
Title: PRESIDENT

By:____________________
Name:
Title:

I/We have authority to bind the Corporation.

We acknowledge and confirm our agreement with the foregoing terms and conditions, as Guarantor, as of April 9, 2003.

**AMBASSADOR HOLDINGS INC.**

By:____________________
Name: RANI GILL
Title: PRESIDENT

By:____________________
Name:
Title:

I/We have authority to bind the Corporation.

**393234 B.C. LTD.**

By:____________________
Name: RANI GILL
Title: PRESIDENT

By:____________________
Name:
Title:

I/We have authority to bind the Corporation.

AMS HOMECARE INC.

By: ______________________
Name: RANI GILL
Title: PRESIDENT

By: ______________________
Name:
Title:

I/We have authority to bind the Corporation.

______________________ •
RANI GILL

______________________ •
BARJ GILL

SCHEDULE "A" TO THE AGREEMENT DATED APRIL 9, 2003 BETWEEN AMS HOMECARE CANADA INC., AS BORROWER, AND ROYAL BANK OF CANADA, AS THE BANK

DEFINITIONS

For the purpose of this agreement, the following terms and phrases shall have the following meanings:

**"Applicable Laws"** means, with respect to any Person, property, transaction or event, all present or future Applicable Laws, statutes, regulations, rules, orders, codes, treaties, conventions, judgements, awards, determinations and decrees of any governmental, regulatory, fiscal or monetary body or court of competent jurisdiction in any applicable jurisdiction.

**"Branch of Account"** means the branch of the Bank in which the Borrower's accounts are maintained. As at the date of this agreement, the **"Branch of Account"** is the Bank's branch at 626 – 6th Avenue, New Westminster, B.C. V3M 6Z2;

**"Business Day"** means a day, excluding Saturday, Sunday and any other day which shall be a legal holiday or a day on which banking institutions are closed in the province of the Branch of Account.

**"Contaminant"** includes, without limitation, any pollutant, dangerous substance, liquid waste, industrial waste, hazardous material, hazardous substance or contaminant including any of the foregoing as defined in any Environmental Law;

**"Environmental Activity"** means any activity, event or circumstance in respect of a Contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its Release into the natural environment, including movement through or in the air, soil, surface water or groundwater;

**"Environmental Laws"** means all Applicable Laws relating to the environment or occupational health and safety, or any Environmental Activity;

**"Equivalent Amount"** means, with respect to an amount of any currency, the amount of any other currency required to purchase that amount of the first mentioned currency through the Bank in Toronto, in accordance with normal banking procedures;

**"GAAP"** means, generally accepted accounting principles in effect from time to time in Canada applied in a consistent manner from period to period;

**"Good Accounts Receivable"** means accounts receivable of the Borrower excluding (i) the entire amount of accounts, any portion of which is outstanding more than 60 days after billing date, provided that the under 60 day portion may be included where the Bank has designated each portion as nevertheless good, (ii) all amounts due from any affiliate, (iii) bad or doubtful accounts, (iv) accounts subject to any security interest or other encumbrance ranking or capable of ranking in priority to the Bank's security, (v) the amount of all holdbacks, contra accounts or rights of set-off on the part of any account debtor, or (vi) any accounts which the Bank has previously advised to be ineligible;

**"Letter of Credit"** or **"LC"** means a documentary credit issued by the Bank on behalf of the Borrower for the purpose of paying suppliers of goods;

**"Letter of Guarantee"** or **"LG"** means a documentary credits issued by the Bank on behalf of the Borrower for the purpose of providing security to a third party that the Borrower or a person designated by the Borrower will perform a contractual obligation owed to such third party;

**"Person"** includes an individual, a partnership, a joint venture, a trust, an unincorporated organization, a company, a corporation, an association, a government or any department or agency thereof, and any other incorporated or unincorporated entity;

**"Postponed Debt"** means indebtedness that is fully postponed and subordinated, both as to principal and interedst, on term satisfactory to the Bank, to the obligations owing to the Bank hereunder;

**"Potential Prior-Ranking Claims"** means all amounts owing or required to be paid, where the failure to pay any such amount could give rise to a claim pursuant to any law, statute, regulation or otherwise, which ranks or is capable of ranking in priority to the Bank's security or otherwise in priority to any claim by the Bank for repayment of any amounts owing under this agreement;

"**RBP**" and "**Royal Bank Prime**" each means the annual rate of interest announced by the Bank from time to time as being a reference rate then in effect for determining interest rates on commercial loans made in Canadian currency in Canada;

"**RBUSBR**" and "**Royal Bank US Base Rate**" each means the annual rate of interest announced by the Bank from time to time as a reference rate then in effect for determining interest rates on commercial loans made in US currency in Canada;

"**Release**" includes discharge, spray, inject, inoculate, abandon, deposit, spill, leak, seep, pour, emit, empty, throw, dump, place and exhaust, and when used as a noun has a similar meaning;

"**Tangible Net Worth**" means the total of Equity less intangibles, deferred charges and leasehold improvements. For the purpose hereof, intangibles are assets lacking physical substance;

"**Total Liabilities**" means all liabilities, exclusive of deferred tax liabilities.

"**Unencumbered Inventory**" means inventory of the Borrower which is not subject to any security interest or other encumbrance or any other right or claim which ranks or is capable of ranking in priority to the Bank's security including, without limitation, rights of unpaid suppliers under the *Bankruptcy and Insolvency Act*, Canada, to repossess inventory within 30 days after delivery;

"**US**" means United States of America.

SCHEDULE "B" TO THE AGREEMENT DATED APRIL 9, 2003 BETWEEN AMS HOMECARE CANADA INC., AS BORROWER, AND ROYAL BANK OF CANADA, AS THE BANK

NOTICE REQUIREMENTS

Notice Requirements for other than Libor Loans:

| Amount | Prior Notice |
|---|---|
| Under $10,000,000, Canadian or US currency | By 10:00 a.m. on the day of Borrowing |

SCHEDULE "C" TO THE AGREEMENT DATED APRIL 9, 2003 BETWEEN AMS HOMECARE CANADA INC., AS BORROWER, AND ROYAL BANK OF CANADA, AS THE BANK

BORROWING CONDITIONS

Borrowings made otherwise than by way of RBP Loans or RBUSBR Loans will be subject to the following terms and conditions:

(a) the maturity date of the term facility, unless otherwise agreed by the Bank; and

(b) prior to the issue of any BA the Borrower shall execute the Bank's standard form of undertaking and agreement in respect of BAs. If there is any inconsistency at any time between the terms of this agreement and the terms of the Bank's standard form of undertaking and agreement, the terms of this agreement shall govern.

<u>LCs or LGs:</u>

(a) each LC and LG shall expire on a Business Day and shall have a term of not more than 365 days;

(b) at least 2 Business Days prior to the issue of an LC or LG, the Borrower shall execute a duly authorized application with respect to such LC or LG and each LC and LG shall be governed by the terms and conditions of the relevant application for such contract;

(c) an LC or LG may not be revoked prior to its expiry date unless the consent of the beneficiary of the LC or LG has been obtained; and

(c) if there is any inconsistency at any time between the terms of this agreement and the terms of the application for LC or LG, the terms of the application for LC or LG shall govern.